PURCHASE AND SALE AGREEMENT

by and between

AMLI AT PEACHTREE CITY-PHASE I, LLC, a Georgia limited liability company, and
AMLI AT PEACHTREE CITY-PHASE II, LLC, a Georgia limited liability company

and

GRUBB AND ELLIS REALTY INVESTORS, LLC,
a Virginia limited liability company

Prudential Property Number: PR 898.001 and PR 898.002
Property Name: AMLI Peachtree City Portfolio
Location: Fayette County, State of Georgia

Effective Date: June 23, 2008

TABLE OF CONTENTS

ARTICLE 1 ARTICLE 2 ARTICLE 3 3.1 3.2 ARTICLE 4 4.1 4.2 4.3 ARTICLE 5 5.1 5.2 5.3 5.4 ARTICLE 6 6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9 ARTICLE 7 7.1 7.2 7.3	CERTAIN DEFINITIONS
SALE OF PROPERTY
PURCHASE PRICE
Earnest Money Deposit
3.1.1Payment of Deposit
3.1.2Applicable Terms; Failure to Make Deposit
Cash at Closing
TITLE MATTERS
Title to Real Property
Title Defects
4.2.1Buyer’s Objections to Title; Seller’s Obligations and Rights
4.2.2No New Exceptions
Title Insurance
BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY
Buyer’s Due Diligence
5.1.1Access to Documents and the Property
5.1.2Limit on Government Contacts
5.1.3Other Due Diligence Obligations of Buyer
5.1.4Waiver and Release
As-Is, Where-Is, With All Faults Sale
Termination of Agreement During Due Diligence Period
Buyer’s Certificate
ADJUSTMENTS AND PRORATIONS
Lease Rentals and Other Revenues
6.1.1Rents
6.1.2Other Revenues
6.1.3Post Closing Collections
Vacant Unit Credit
Real Estate and Personal Property Taxes
6.3.1Proration of Ad Valorem Taxes
6.3.2Insufficient Information
6.3.3Special Assessments
6.3.4Tenant Reimbursements
6.3.5Reassessments
Other Property Operating Expenses
Closing Costs
Cash Security Deposits
Apportionment Credit
Delayed Adjustment; Delivery of Operating and Other Financial Statements
Repair Credit
CLOSING
Closing Date
Title Transfer and Payment of Purchase Price
Seller’s Closing Deliveries

(a)	Deed

(b)	Bill of Sale

(c)	Assignment of Tenant Leases

(d)	Assignment of Intangible Property

(e)	Notice to Tenants

(f)	Non-Foreign Status Affidavit

(g)	Evidence of Authority

(h)	Closing Statement

(i)	Title Documents

(j)	Other Documents

(k)	Letters of Credit as Tenant Security Deposits

(l)	Tax Returns

(m)	Keys and Original Documents

(o)	Georgia Withholding Certificate

(p)	Affidavit Regarding Brokers

(q)	Broker Lien Waiver

7.4	Buyer Closing Deliveries

(a)	Purchase Price

(b)	Bill of Sale

(c)	Assignment of Leases

(d)	Assignment of Intangible Property

(e)	Buyer’s As-Is Certificate

(f)	Buyer’s ERISA Certificate

(g)	Buyer’s Ownership Certificate

(h)	Evidence of Authority

(i)	Closing Statement

(j)	Other Documents

(k)	Tax Returns

(l)	Affidavit Regarding Brokers

ARTICLE 8 8.1	CONDITIONS TO CLOSING Conditions to Seller’s Obligations

(a)	Corporate Approval

(b)	Representations True

(c)	Buyer’s Financial Condition

(d)	Buyer’s Deliveries Complete

8.2	Conditions to Buyer’s Obligations

(a)	Representations True

(b)	Title Conditions Satisfied

(c)	Seller’s Deliveries Complete

8.3	Waiver of Failure of Conditions Precedent
8.4	Approvals not a Condition to Buyer’s Performance
ARTICLE 9REPRESENTATIONS AND WARRANTIES
9.1 9.2 9.3 ARTICLE 10 10.1 10.2 10.3	Buyer’s Representations
9.1.1
9.1.2
9.1.3
Seller’s Representations
9.2.1
9.2.2
9.2.3
9.2.4
General Provisions
9.3.1
9.3.2
9.3.3
9.3.4
9.3.5
COVENANTS
Buyer’s Covenants
        .1.1
        .1.2
        .1.3
Seller’s Covenants
        .2.1
        .2.2
Mutual Covenants
        .3.1
        .3.2
        .3.3
.3.4
Buyer’s Authorization
Buyer’s Financial Condition
Patriot Act Compliance

Seller’s Authorization
Seller’s Knowledge Representations
Patriot Act Compliance
Delivery of Documents

No Representation as to Leases
Seller’s Warranties Deemed Modified
Notice of Breach; Seller’s Right to Cure
Survival; Limitation on Seller’s Liability
Disclosure

Confidentiality
Buyer’s Indemnity
Delivery of Information Regarding Compliance

Contracts
Maintenance of Property

Publicity
Brokers
Tax Protests, Tax Refunds and Credits
Survival

ARTICLE 11 DEFAULT
11.1 11.2	Buyer Default Seller Default

ARTICLE 12 CONDEMNATION/CASUALTY
12.1 12.2 12.3 12.4	Right to Terminate Allocation of Proceeds and Awards Insurance Waiver

ARTICLE 13 13.1 13.2 13.3 13.4 13.5 13.6 13.7	ESCROW Deposit Delivery Failure of Closing Stakeholder Taxes Execution by Escrow Agent Survival

ARTICLE 14 LEASE EXPENSES
14.1 14.2	Apartment Leasing Lease Enforcement

ARTICLE 15 MISCELLANEOUS
15.1 15.2 15.3 15.4 15.5 15.6 15.7 15.8 15.9 15.10 15.11 15.12 15.13 15.14 15.15 15.16 15.17 15.18 15.19	Buyer’s Assignment
Designation Agreement
Survival/Merger
Integration/Waiver
Governing Law
Captions Not Binding; Exhibits
Binding Effect
Severability
Notices
Counterparts
No Recordation
Additional Agreements; Further Assurances
Construction
ERISA
Maximum Aggregate Liability
Time of The Essence
Waiver of Jury Trial
Facsimile Signatures
SEC Filings

EXHIBITS

A.	Legal Description:
— 1: PC Property — 2: KV Property
B.	List of Contracts:
— 1: PC Property — 2: KV Property
C.	Form of Buyer’s As-Is Certificate and Agreement
D.	Form of Limited Warranty Deed
E.	Form of Bill of Sale
F.	Form of Assignment of Tenant Leases
G.	Form of Assignment of Intangible Property
H.	Form of Notice to Tenants
I.	Form of Seller’s Non-Foreign Certificate
J.	Certificate of Assistant Secretary — 1: Certificate Regarding Seller’s Authority
K.	Form of Closing Statement Agreement
L.	Title Company Documents:
— 1: Form of Seller’s Title Affidavit — 2: Form of Seller’s Gap Indemnity
M.	Form of Affidavit of Residence
N.	Form of Seller’s Affidavit Regarding Brokers
O.	Form of Broker Lien Waiver
P.	Form of Buyer’s ERISA Representation
Q.	Form of Buyer’s Ownership Certificate
R.	Form of Buyer’s Affidavit Regarding Brokers
S.	Litigation Notices, Contract Defaults, Governmental Violations
T.	List Of Tenants (Rent Roll) :
— 1: PC Property — 2: KV Property

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of June 23, 2008, by and between AMLI AT PEACHTREE CITY-PHASE I, LLC, a Georgia limited liability company (“APCI”), and AMLI AT PEACHTREE CITY-PHASE II, LLC, a Georgia limited liability company (“APCII”; APCI, as owner of the PC Property, and APCII, as owner of the KV Property, are herein referred to collectively as “Seller”), and GRUBB AND ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, APCI owns AMLI at Peachtree City, 1600 Barberry Lane, Peachtree City, Georgia (the “PC Property”), and APCII owns AMLI at Kedron Village, 100 Hyacinth Lane, Peachtree City, Georgia (the “KV Property”; collectively, the PC Property and the KV Property are referred to as the “Property”); and

WHEREAS, APCI and APCII are each affiliated with The Prudential Insurance Company of America and with AMLI Residential; and

WHEREAS, APCI enters into this Agreement with respect to the sale of the PC Property, and APCII enters into this Agreement with respect to the sale of the KV Property, which sales shall close simultaneously in accordance herewith; as used herein, the term “Seller” shall mean “APCI as to the PC Property and APCII as to the KV Property”; and

WHEREAS, as set forth herein, the closing of the Transaction (as hereinafter defined), may occur separately as to each of the PC Property and the KV Property, with the sale of the KV Property closing after the expiration of the Due Diligence Period (or earlier, if upon the mutual agreement of Seller and Buyer, with, in such event, the Due Diligence Period to expire immediately upon Closing of the KV Property), but prior to the Closing of the sale of the PC Property, and with Buyer’s rights to assign Buyer’s right, title and interest hereunder under Section 15.1 to arise, exist and occur separately as to each of the PC Property and the KV Property, so that one assignee of Buyer permitted under Section 15.1 shall receive an assignment of the right, title and interest under this Agreement as to the purchase of the PC Property and another assignee of Buyer permitted under Section 15.1 shall receive an assignment of the right, title and interest under this Agreement as to the purchase of the KV Property.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

ARTICLE 1 — CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“AMLI Residential” shall mean AMLI Residential Properties, L.P., a Delaware limited partnership, which is a member in the sole member of Seller.

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal holiday, or any holiday in the State in which the Property is located. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s Broker” shall mean any broker, agent, finder or advisor retained by Buyer in connection with this Transaction, if any (there being none as of the date hereof).

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representative in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, its members, managers, and its and their officers, directors, employees, agents, representatives and attorneys, but only if such officers, directors, employees, agents, representatives and attorneys are engaged in any Due Diligence with respect to the Transaction or the Property, or engaged in any other material aspect of the Transaction including services or advice in connection with the Property or the purchase or financing thereof.

“Closing” shall mean the closing of the Transaction, which may occur separately as to each of the PC Property and the KV Property, with the sale of the KV Property closing after the expiration of the Due Diligence Period, but prior to the Closing of the sale of the PC Property; as used herein, the term “Closing” shall mean “as applicable, the Closing of the sale by APCI of the PC Property and the Closing of the sale by APCII of the KV Property”.

“Closing Date” shall mean the date of Closing, which shall not be later than the Closing Deadline.

“Closing Deadline” shall mean a date not later than July 26, 2008, as the same may be extended pursuant to the express terms of this Agreement.

“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement, including, without limitation, the documents and instruments required pursuant to the terms of Article 7.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets (other than the budget for the calendar year in which the Closing occurs); strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s Property Manager or any direct or indirect owner of any beneficial interest in Seller which such party reasonably deems proprietary or confidential.

“Contracts” shall mean, as to each of the PC Property and the KV Property, all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property and to which Seller (or Seller’s Property Manager) is a party (including, if any, all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements), that are described (a) as to the PC Property, in Exhibit B-1 attached hereto and incorporated herein by this reference, and (b) as to the KV Property, in Exhibit B-2 attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1. Certain Contracts, as noted on Exhibit B, are not assignable.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)	Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)	any Buyer’s Representative knows of such fact or circumstance, or

(ii)	such fact or circumstance is disclosed by this Agreement, the Closing Documents executed by Seller, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to any Buyer’s Representative, or any Buyer’s Reports.

(b)	Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)	any Buyer’s Representative has knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii)	this Agreement, the Closing Documents executed by Seller, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to any Buyer’s Representative, or any Buyer’s Reports contains information which is inconsistent with such Seller’s Warranty.

“Deposit” shall mean the sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), consisting of, collectively, the First Deposit of Five Hundred Thousand and No/100 Dollars ($500,000.00), and the Second Deposit of One Million and No/100 Dollars ($1,000,000.00), together with any interest earned thereon as provided herein; upon Closing of the sale of the KV Property, $750,000.00 of the Deposit shall be applied to the Purchase Price for the KV Property and $750,000.00 shall be delivered to Seller pending the Closing of the sale of the PC Property, as set forth in Section 3.1.1 below.

“Designated Representatives” shall mean James L. Street (the officer of The Prudential Insurance Company of America responsible for the sale of the Property), Fred Shapiro (the officer of AMLI Residential responsible for the sale of the Property) and Marti Burrows (the officer of The Prudential Insurance Company of America responsible as the asset manager for the Property).

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties deliver or make available to any Buyer’s Representative prior to Closing or which are otherwise obtained by any Buyer’s Representative prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring at 11:59 p.m. Eastern Time on June 26, 2008.

“Escrow Agent” shall mean First American Title Insurance Company, whose mailing address is National Commercial Services, 30 North LaSalle St., Ste. 310, Chicago, IL 60602, Attention: Paula Podvin, in its capacity as escrow agent.

“Escrow Deposits” shall have the meaning given such term in Article 13 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“First Deposit” shall mean the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon while held in escrow with Escrow Agent.

“Intangible Property” shall mean, collectively, as to each of the PC Property and the KV Property, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller:

(a)	the Contracts; and

(b)	to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property; and

(c)	any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date; and

(d)	any transferable telephone exchange numbers as may be owned by Seller with respect to the Real Property; and

(e)	any and all rights of Seller (if any) to the names “Peachtree City” and “Kedron Village” (it being acknowledged by Buyer that Seller does not have exclusive rights (and in fact may have no rights) to use such name and that Seller has not registered the same in any manner) and other any trademarks, logos, trade colors, service marks and trade names pertaining solely to the Property, but shall specifically exclude (i) any trademarks, logos, trade colors, service marks and trade names of Seller, including all derivations of the name “Amli”, and (ii) all proprietary information of Seller and its managing agent, including computer software (but not the data pertaining to the operation of the Property) and related licenses. Promptly after the Closing, Buyer will “banner” or otherwise temporarily mask the portion of all signage containing the “Amli” name to indicate the new ownership, failing which, upon one (1) days notice, Seller may do so at the expense of Buyer. Within sixty (60) days after the Closing, Buyer will cause all signage containing the portion of the “Amli” name to be modified or replaced to remove the name “Amli”, failing which, Seller may remove all such signs at Buyer’s expense upon fifteen (15) days prior written notice. The provisions of this paragraph shall survive the Closing.

“Laws” shall mean all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean, as to each of the PC Property and the KV Property, Seller’s interest as landlord in, to and under all leases for tenants of the Real Property on the Closing Date (including, without limitation, all New Leases).

“Liabilities” shall mean, collectively, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a)	any condemnation or eminent domain proceedings that occurs after the date hereof, if and only if the portion of the Property that is the subject of such proceedings has a value in excess of One Million and No/100 Dollars ($1,000,000.00) for the PC Property or One Million and No/100 Dollars ($1,000,000.00) for the KV Property, as reasonably determined by Seller; and

(b)	any casualty that occurs after the date hereof, if and only if either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of One Million and No/100 Dollars ($1,000,000.00) for the PC Property or One Million and No/100 Dollars ($1,000,000.00) for the KV Property, as reasonably determined by Seller.

“Owner’s Title Policy” shall mean an ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued pursuant to the Title Commitment, in the amount of the Purchase Price for the applicable property.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) any deed, easement, restriction, covenant or other matter affecting title to the Property, except to the extent that the same are caused or created by Seller in violation of the terms of Article 4, (c) the lien of taxes and assessments not yet due and payable, (d) any exceptions caused by any Buyer’s Representative, (e) the rights of the tenants under the Leases, (f) any matters about which Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period to the extent Buyer fails to timely object to such matter under Subsection 4.2.1, and (g) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, in order to avoid placing all such Permitted Exceptions “of record”, any or all of the Permitted Exceptions may be omitted by Seller in the Deed (as defined in Subsection 7.3(a)) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained in the Deed (which provisions shall survive the Closing and not be merged therein).

“Personal Property” shall mean, collectively, as to each of the PC Property and the KV Property, (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of Seller relating to the Real Property or the Leases; but specifically excluding from the items described in both clauses (a) and (b), any Confidential Materials and any computer software that is licensed to Seller.

“Property” shall mean, collectively, as to each of the PC Property and the KV Property (APCI being the owner of the PC Property, and APCII being the owner of the KV Property), (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; and (d) the Intangible Property.

“Property Documents” shall mean, collectively, as to each of the PC Property and the KV Property, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property, including without limitation such plans and specifications, engineering plans and studies, floor plans and landscape plans as may be owned by and in the possession of Seller.

“Prudential” shall mean The Prudential Insurance Company of America, a New Jersey corporation, which is a member in the sole member of Seller.

“PTE 84-14” shall mean Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor.

“Purchase Price” shall mean the sum of Sixty Six Million Two Hundred Thousand and No/100 Dollars ($66,200,000.00), allocated $36,600,000.00 to the PC Property, and $29,600,000.00 to the KV Property.

“Real Property” shall mean that certain parcel of real estate located at (a) as to the PC Property, 1600 Barberry Lane, Peachtree City, Fayette County, Georgia and legally described in Exhibit A-1 attached hereto and incorporated herein by this reference, and (b) as to the KV Property, 100 Hyacinth Lane, Peachtree City, Fayette County, Georgia and legally described in Exhibit A-2 attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Rents” shall mean all monthly rents due from the tenants of the Property under the Leases.

“Required Removal Exceptions” shall mean, collectively, the following:

(a)	any Title Objections to the extent (and only to the extent) that the same (i) have not been caused by any Buyer’s Representative, and (ii) constitute any of the following:

(A)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) (“Monetary Liens”) that are created as a result of the intentional acts or omissions of Seller or otherwise arise by, through or under Seller, but not if such liens were caused by any Buyer’s Representative; or

(B)	liens or encumbrances (other than Monetary Liens) created by Seller or its agents and affiliates after the date of this Agreement in violation of Subsection 4.2.2.

(b)	any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Subsection 4.2.1(b).

“Second Deposit” shall mean the sum of One Million and No/100 Dollars ($1,000,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon while held in escrow by the Escrow Agent, or, with respect to the Released Deposit, at the Imputed Deposit Interest Rate as provided in Section 3.1.1.

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the actual out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller after the date of this Agreement in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)	with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the actual out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller after the date of this Agreement in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following a casualty to the extent such costs are actually reimbursable under Seller’s casualty insurance policy, but provided that prior to incurring any such costs, all of such costs must be outlined for Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) by Seller upon any such casualty, except that Seller shall not be required to obtain advance written approval of emergency and immediate costs of stabilization of the Property, but shall deliver to Buyer a summary of such costs promptly after incurring such costs. Notwithstanding the foregoing, Seller shall be obligated in the first instance to seek reimbursement of the costs described in clause (iii) above from its insurer, and Buyer shall not be responsible for the repayment of such costs (1) if Seller receives reimbursement from its insurer for such costs, or (2) unless and to the extent that the insurance proceeds payable as a result of the work giving rise to such costs are assigned to Buyer at Closing, and Buyer actually receives such proceeds.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s Property Manager, (e) any direct or indirect owner of any beneficial interest in Seller, including without limitation, Prudential and Amli Residential; (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s Property Manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Broker” shall mean Engler Financial Group, LLC.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any of the Seller’s Warranties.

“Seller’s Property Manager” shall mean the current manager of the Property: AMLI Management Company, 1945 Vaughn Road, Kennesaw, GA 30144, Attention: Julie Sprinkle.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 of this Agreement and the “limited” warranty set forth in the deed from Seller to Assignee and the Closing Documents executed by Seller (namely, only the reaffirmation at Closing of the Seller’s representations and warranties set forth in Section 9.2 of this Agreement, as set forth in the Closing Statement), as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of the Sale Agreement.

“Survey” shall mean a survey of the Property to be obtained as set forth in Article 4.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Title Commitment” shall mean that certain commitment to issue an Owner’s Policy of Title Insurance with respect to the Property issued by the Title Company, identified as No. 340855 and No. 340857.

“Title Company” shall mean First American Title Insurance Company.

“Title Documents” shall mean all documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 — SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 — PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows:

3.1 Earnest Money Deposit.

3.1.1 Payment of Deposit. Upon the full and final execution of this Agreement by Buyer and Seller and as a condition precedent to the effectiveness of this Agreement, Buyer shall make the First Deposit in immediately available funds with Escrow Agent. In addition, no later than the expiration of the Due Diligence Period (provided that this Agreement is not sooner terminated in accordance with the terms hereof), Buyer shall make the Second Deposit in immediately available funds with Escrow Agent. Upon Escrow Agent’s receipt of the Second Deposit, it shall immediately release the sum of $750,000.00 to Seller (the “Released Deposit”), in immediately available funds by wire transfer to an account designated by Seller pursuant to instructions provided by Seller. Notwithstanding the release of the Released Deposit to Seller, the Released Deposit shall be subject to the terms and conditions of this Agreement, (including without limitation, the terms governing the disposition thereof following any termination of or default under this Agreement), and, together with interest thereon imputed at the rate of one and three quarters percent (1.75%) (the “Imputed Deposit Interest Rate”) from the date of release to Seller through the date that is one day prior to the Closing Date of the sale of the PC Property, shall be credited against the Purchase Price at the Closing of the sale of the PC Property. Seller shall be entitled to any and all interest earned on any investment of the Released Deposit in excess of the Imputed Deposit Interest Rate.

3.1.2 Applicable Terms; Failure to Make Deposit. The Deposit shall be paid to Escrow Agent in immediately available funds. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, at Seller’s option, Buyer shall be deemed to have elected to terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2 Cash at Closing. On the Closing Date, Buyer shall (a) pay or cause to be paid to Seller through an escrow arrangement acceptable to Seller and Buyer and as set forth on the Closing Statement (as hereinafter defined) an amount equal to the balance of the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and (b) in connection with the Closing of the sale of the KV Property, cause Escrow Agent to simultaneously pay $750,000.00 of the Deposit to Seller in immediately available funds by wire transfer as more particularly set forth in Section 7.2.

ARTICLE 4 — TITLE MATTERS

4.1 Title to Real Property. Seller has ordered, and shall use commercially reasonable efforts to obtain and deliver to Buyer, the Title Commitment, copies of all of the Title Documents, and the Survey as soon as reasonably practicable after the date hereof. Buyer shall notify Seller when it receives updates or supplements to any of the aforementioned documents and shall promptly furnish Seller copies of the same.

4.2	Title Defects.
	4.2.1	Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a) Prior to the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that materially adversely affect Buyer’s title to the Real Property if such matters first appear on any supplemental title reports or updates to the Title Commitment issued after the expiration of the Due Diligence Period, so long as such objection is made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to object and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

(b) To the extent that any Title Objections do not constitute Required Removal Exceptions (which are to be removed by Seller as set forth in Subsection 4.2.1(c)), Seller may elect (but shall not be obligated) to Remove or cause to be Removed any such Title Objections and Seller may notify Buyer in writing within five (5) Business Days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove such Title Objections. Any Title Objection that Seller elects in writing to Remove shall be deemed a Required Removal Exception. If Seller elects not to Remove one or more Title Objections (or is deemed to have so elected), then, within five (5) Business Days after such election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c) If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Required Removal Exceptions. Seller may use any portion of the Purchase Price to satisfy any Required Removal Exceptions that exist as of the Closing Date, provided Seller shall cause the Title Company to Remove the same. If Seller is unable to Remove any Required Removal Exceptions at or prior to the Closing, Buyer may at Closing elect to either (a) exercise Buyer’s rights under Section 11.2, except that the cure period thereunder shall be limited to one (1) Business Day (including, as set forth therein, the right to terminate this Agreement, in which event the Deposit shall be paid to Buyer an thereafter the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement), or (b) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d) Seller shall be entitled to a reasonable adjournment of the Closing and Closing Deadline (not to exceed thirty (30) days) for the purpose of the Removal of any Required Removal Exceptions or other exceptions to title.

4.2.2 No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a true, correct and complete copy thereof and has approved the same in advance, in writing. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the expiration of the Due Diligence Period and the Closing.

4.3 Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer pursuant to the Title Commitment in such form as Buyer determines is acceptable to Buyer, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. After the expiration of the Due Diligence Period, Buyer shall be entitled to request that the Title Company provide such further endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain any such endorsements that Buyer did not obtain in the Title Commitment or any endorsements thereto, or reissuances thereof, received during the Due Diligence Period, and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price (as Buyer has the opportunity to determine during the Due Diligence Period whether such endorsements are acceptable to Buyer), and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 — BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer’s Due Diligence.

5.1.1 Access to Documents and the Property. Commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, all books, records and files of Seller and of the management agent for the Property related to the Property (other than Confidential Materials), which are located (i) on-site at the Property, (ii) at the office of Seller’s property manager, and (iii) at the office of Seller and Seller’s asset manager. In addition, commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to allow Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not unreasonably interfere with the operation of the Property or the rights of tenants; (b) Buyer shall coordinate with Seller and Seller’s Property Manager prior to and during each visit to the Property by any Buyer’s Representatives, and representatives of Seller shall accompany Buyer’s Representatives during each such visit; (c) Buyer’s Representatives may only contact tenants of the Property if Seller receives at least three (3) Business Days prior written notice of the intended contact and Seller is entitled to have a representative present when any Buyer’s Representatives has any such contact; and (d) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property (which right of approval shall be exercised reasonably, and with Seller to cooperate with respect to any such request and not unreasonably withhold, condition or delay Seller’s consent to such inspection if Buyer’s consultants have recommended such testing, but Buyer acknowledging that certain physical testing may, under certain circumstances, not be indicated and that Seller’s consultants may offer different opinions with respect to any suggested need for such testing; notwithstanding the foregoing, Seller acknowledges and agrees that standard non-invasive testing and gathering of samples of asbestos, lead paint, drinking water and radon for a customary Phase I Environmental Study shall be permitted). Buyer shall deliver promptly to Seller copies of all Buyer’s Reports ; provided, however, that Buyer shall not have any obligation to deliver a copy of any Buyer’s Report if doing so would violate Buyer’s agreements with third parties. Buyer shall repair promptly any physical damage to the Property caused by its Due Diligence and shall immediately return such portions of the Property to the condition existing immediately prior to Buyer’s Due Diligence. Prior to such time as any Buyer’s Representatives enter the Property, Buyer shall (A) obtain policies of general liability insurance which insure Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller and Seller’s Property Manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (B) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

5.1.2 Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property and obtaining a standard “zoning letter” or “departmental search” regarding laws or regulations applicable to the Property, Buyer’s Representatives shall not contact any governmental official or representative regarding hazardous materials on or the environmental or other condition of the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when any Buyer’s Representative has any such contact with any governmental official or representative.

5.1.3 Other Due Diligence Obligations of Buyer. All inspections by Buyer’s Representatives shall be at Buyer’s sole cost and expense and shall be in accordance with applicable Laws, including without limitation, Laws relating to worker safety and the proper disposal of discarded materials. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.

5.1.4 Waiver and Release. Buyer, for itself and all of the other Buyer’s Representatives, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Buyer’s Representatives, except as may arise in connection with the gross negligence or willful misconduct of Seller or any of the Seller Parties. The provisions of this Section 5.1.4 shall survive the termination of this Agreement.

5.2 As-Is, Where-Is, With All Faults Sale. Buyer acknowledges and agrees as follows:

(a) During the Due Diligence Period, Buyer has conducted, subject to the terms of this Agreement, and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b) The Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, except only for Seller’s Warranties, with no right of setoff or reduction in the Purchase Price, subject to prorations and adjustments as required hereunder.

(c) Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(d) Without limiting Seller’s Warranties and the terms of this Agreement applicable thereto, Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities, to the extent expressly discharged herein and under the certificate attached hereto as Exhibit C.

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, or for any reason whatsoever, Buyer may terminate this Agreement by written notice to Seller at any time prior to the expiration of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and the Deposit shall be promptly returned to Buyer. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, or in the event that the Closing of the sale by APCII of the KV Property occurs prior to the expiration of the Due Diligence Period, then, in either event, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Buyer and Seller each acknowledge and agree that although Buyer may continue to conduct Due Diligence after the Due Diligence Period, Buyer acknowledges and agrees that Buyer shall have no right to terminate this Agreement with respect to such further Due Diligence or otherwise pursuant to this Article 5 after the expiration of the Due Diligence Period.

5.4 Buyer’s Certificate. At Closing, Buyer shall execute (and cause to be executed by any parties noted thereon) and deliver to Seller, a certificate and agreement (“Buyer’s As-Is Agreement”) in the form of Exhibit C attached hereto and incorporated herein by this reference.

ARTICLE 6 — ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1	Lease Rentals and Other Revenues.

6.1.1 Rents. All collected Rents shall be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all Rents attributable to any period prior to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Without limiting Section 6.1.3 below, Rents not collected as of the Closing Date shall not be prorated at the time of Closing.

6.1.2 Other Revenues. Revenues from Property operations [other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts] that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date.

6.1.3 Post Closing Collections. After Closing, Buyer shall make a good faith effort to collect any Rents or other revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt; provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the applicable Lease at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the Rents or other revenue due Seller with respect to the period prior to Closing, and Seller hereby retains its rights to pursue claims against any tenant under the Leases or other party for sums due with respect to periods prior to the Closing Date; provided, however, that with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. The terms of this Section 6.1.3 shall survive the Closing and not be merged therein.

6.2 Vacant Unit Credit. Buyer shall receive a credit of Seven Hundred Fifty and No/100 Dollars ($750.00) for each unit that became vacant on a date that is seven (7) or more days prior to Closing and that is not rent-ready (as reasonably determined by Buyer based on standards customary in the industry) and available for occupancy as of the day of Closing

6.3 Real Estate and Personal Property Taxes.

6.3.1 Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable during the Closing Tax Year, based on (if applicable) the maximum discount available for early payment, regardless of the year for which such taxes are assessed. As a result, if real estate or personal property taxes for the Property are paid in arrears (i.e., taxes paid during any Tax Year are assessed for or otherwise attributable to the previous Tax Year), there shall be no proration of real estate taxes assessed for or attributable to the Property for the Closing Tax Year (that would be due and payable during the following Tax Year), but rather there shall be a proration of real estate taxes payable during the Closing Tax Year and assessed for or attributable to the previous Tax Year. There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, subject to this Section 6.3, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing. The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows:

(a) Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be the number of days in the Closing Tax Year; and

(b) Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be the number of days in the Closing Tax Year.

6.3.2 Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing and in accordance with the provisions of Section 6.8.

6.3.3	Special Assessments. Intentionally Deleted.

6.3.4	Tenant Reimbursements. Intentionally Deleted.

6.3.5	Reassessments. Intentionally Deleted.

6.4 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants to parties other than Seller or Seller’s Property Manager in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date (and Buyer and Seller shall cooperate in good faith to ensure that Buyer may obtain uninterrupted service, with Buyer entering into any account agreements and making any deposits required by any such companies on a timely basis).

6.5 Closing Costs. Buyer shall pay the following costs and expenses associated with the following: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all lenders’ fees related to any financing to be obtained by Buyer, (c) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (d) the commission due Buyer’s Broker, (e) one half of all escrow or closing charges, (f) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy (including endorsements), and (g) the cost of the Survey (including any reasonable survey costs incurred by Seller in anticipation of the sale of the Property, which costs are not to exceed $18,000 for the PC Property and $7,500 for the KV Property for the survey work ordered by Seller, but which costs otherwise remain subject to negotiation and the delivery of a final invoice from the respective survey providers) Seller shall pay the following costs and expenses associated with the Transaction: (i) the commission due Seller’s Broker, (ii) all fees due its attorneys, (iii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions, (iv) one half of all escrow or closing charges, and (v) all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer (but not with respect to any financing to be obtained by Buyer). The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6 Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposits then held by Seller under the Leases. To the extent that Seller has collected from any tenant any deposits or fees in addition to security deposits (including, without limitation, pet fees), Seller shall retain any such deposits or fees that are non-refundable, and any refundable deposits or fees shall be transferred to Buyer in the form of a credit at Closing.

6.7 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.8 Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item prorated or credited at Closing as listed in any Section of this Article 6, as shown on the Closing Statement (as hereinafter defined) at Closing, shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing) or otherwise require adjustment as a result of any year-end or periodic reconciliations of reimbursable operating expenses or tax payments by a tenant under a Lease, the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of written proof of the same, provided that such proof is received by the party from whom payment is to be made on or before ninety (90) days after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property and copies of any applicable correspondence and statements sent to tenants in connection with any reconciliation promptly after the same are prepared, but, in any event, no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

6.9 Repair Credit. Buyer and Seller have noted that certain repair obligations are in process at the KV Property (the “Doorway Repair Work”); accordingly, at Closing, to the extent such work is not theretofore completed at or prior to Closing and funded (evidenced in a manner reasonably satisfactory to Buyer), Seller shall grant Buyer a credit in reduction of the Purchase Price in the amount of in the amount required to complete such work and/or in the amount necessary to complete the funding of the payment for such work, as applicable, as reasonably determined by Buyer and Seller, and Buyer shall thereafter undertake and assume the Doorway Repair Work. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

ARTICLE 7 — CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. Closing shall occur on the Closing Date. The parties shall conduct an escrow-style closing between themselves and Escrow Agent (with Escrow Agent to handle those Closing Documents related to the Title Policy and funding), so that it will not be necessary for any party to attend the Closing (and Buyer and Seller shall use good faith efforts to exchange pre-Closing deliveries and escrow instructions, and finalize and sign all documents not later than the day prior to Closing, and deliver such items in accordance with such instructions).

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by causing Escrow Agent to deposit the same in Seller’s designated account by 3:00 p.m. Eastern Time on the Closing Date. In addition, for each full or partial day after 3:00 p.m. Eastern Time on the Closing Date that Seller has not received in its account the payment specified in Article 3 and Seller is unable to pay off its lender or otherwise invest such funds on the Closing Date, Buyer shall pay to Seller at Closing (and as a condition thereto) the greater of (a) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time, and (b) an amount equal to the per diem proration for one (1) day.

7.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following:

(a) Deed. A limited warranty deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b) Bill of Sale. A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c) Assignment of Tenant Leases. An assignment and assumption of the Leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d) Assignment of Intangible Property. An assignment and assumption of the Intangible Property in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e) Notice to Tenants. A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(g) Evidence of Authority. The following documentation relating to Seller’s authority (i) a certificate of an Assistant Secretary of Prudential with respect to the authority to act on behalf of Prudential of the individual executing on behalf of Prudential all documents contemplated by this Agreement, in the form of Exhibit J attached hereto and incorporated herein by this reference, and (ii) a certificate of Seller signed by Prudential and the other members or partners in Seller with respect to Seller’s limited liability company agreement or partnership agreement and the authority of Prudential to act on behalf of Seller, in the form of Exhibit J-1 attached hereto and incorporated herein by this reference.

(h) Closing Statement. A Closing Statement Agreement substantially in the form of Exhibit K attached hereto and incorporated herein by this reference (the “Closing Statement”), which Closing Statement form shall contain a reaffirmation as of Closing of the representations and warranties of Seller as set forth in Section 9.2 and of Buyer as set forth in Section 9.1. Buyer and Seller acknowledge and agree that the form of Closing Statement attached as Exhibit K is a template, and remains subject to the addition of such prorations and adjustments as may be mutually agreed by Buyer and Seller.

(i) Title Documents. A Vendor’s Title Affidavit in the form of Exhibit L-1 attached hereto and incorporated herein by this reference, and a Gap Indemnity in the form of Exhibit L-2 attached hereto and incorporated herein by this reference.

(j) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(k) Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, if the same may be assigned or quitclaimed by Seller, (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

(l) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(m) Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s Property Manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

(o) Georgia Withholding Certificate. An Affidavit of Residence in the form of Exhibit M attached hereto and incorporated herein by this reference.

(p) Affidavit Regarding Brokers. An Affidavit Regarding Brokers in the form of Exhibit N attached hereto and incorporated herein by this reference.

(q) Broker Lien Waiver. A Broker Lien Waiver in the form of Exhibit O attached hereto and incorporated herein by this reference signed by Broker.

The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to escrow no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date or by overnight delivery for early AM delivery on the Closing Date, except that the items in the paragraph entitled “Keys and Original Documents” shall be promptly delivered by Seller outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a) Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b) Bill of Sale. The Bill of Sale executed and acknowledged by Buyer.

(c) Assignment of Leases. The Assignment of Leases executed and acknowledged by Buyer.

(d) Assignment of Intangible Property. The Assignment of Intangible Property executed and acknowledged by Buyer.

(e) Buyer’s As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

(f) Buyer’s ERISA Certificate. The certificate of Buyer substantially in the form of Exhibit P attached hereto and incorporated herein by this reference and such other documents as Buyer may be required to deliver pursuant to the terms of Section 15.14.

(g) Buyer’s Ownership Certificate. The certificate of Buyer substantially in the form of Exhibit Q attached hereto and incorporated herein by this reference and such other documents as Buyer may be required to deliver pursuant to the terms of Section 10.1.3 and to allow Seller to verify that the representations and warranties made in Section 9.1.3 are true, accurate and complete.

(h) Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the Closing Documents required to be delivered by Buyer.

(i) Closing Statement. The Closing Statement executed by Buyer.

(j) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(k) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(l) Affidavit Regarding Brokers. An Affidavit Regarding Brokers in the form of Exhibit R attached hereto and incorporated herein by this reference.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) and following of this Section 7.4 shall be delivered to escrow no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date or by overnight delivery for early AM delivery on the Closing Date.

ARTICLE 8 — CONDITIONS TO CLOSING

8.1 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Corporate Approval. Intentionally Omitted.

(b) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

(c) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Law, whether now or hereafter existing.

(d) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a) Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

(b) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement.

(c) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate, depending on which party’s obligations are conditioned on such condition) may notify the other in writing of such failure (which written notice shall detail such failure, as applicable), and if such failure remains uncured within five (5) Business Days after receipt of such written notice, Seller or Buyer (as appropriate) may terminate this Agreement by written notice to the other, in which event, subject to any rights and remedies, if any, that either party may have pursuant to the terms of Article 11 hereof, the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

8.4 Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Owner’s Title Policy.

ARTICLE 9 — REPRESENTATIONS AND WARRANTIES

9.1 Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1 Buyer’s Authorization. Buyer (and as used in this Subsection 9.1.1, the term Buyer includes any general partners or managing members of Buyer) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State in which the Property is located, (b)  is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Buyer, have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.

9.1.3 Patriot Act Compliance. Subject to Section 10.1.3, Buyer is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; provided, however, that none of the foregoing shall apply to any person or entity to the extent that such person’s or entity’s interest in Buyer, or any partner, member or stockholder of Buyer, is in or through an entity whose securities are listed on a national securities exchange quoted on an automated quotation system in the United States.

Buyer’s representations and warranties in this Section 9.1 shall survive the Closing and not be merged therein.

9.2 Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1 Seller’s Authorization. Each Seller is a limited liability company duly organized and validly existing under the laws of the State of Georgia. This Agreement has been, and all the documents executed by Seller which are to be delivered to Buyer at the Closing will be, duly authorized, executed and delivered by Seller and will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, will be sufficient to convey title (if they purport to do so) and will not violate any provisions of any agreement to which Seller is a party or to which the Property or Seller is subject or bound. No consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by Seller under this Agreement. Seller has obtained all corporate approvals and authorization needed to ratify its execution of this Agreement and all company authorization needed to consummate the Transaction.

9.2.2 Seller’s Knowledge Representations. To Seller’s Knowledge:

(a) Except as listed in Exhibit S attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property.

(b) As of the date of this Agreement, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in (1) as to the PC Property, Exhibit B-1 attached hereto, and (2) as to the KV Property, Exhibit B-2 attached hereto, (ii) the Leases, and (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record.

(c) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit S attached hereto.

(d) As of the date of this Agreement, except as set forth in Exhibit S attached hereto and except for defaults cured on or before the date hereof, Seller has neither (i) received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such tenant’s Lease, nor (ii) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Lease.

(e) As of the date of this Agreement, the only tenants under signed leases at the Property are the tenants listed in (i) as to the PC Property, Exhibit T-1 and incorporated herein by this reference, and (ii) as to the KV Property, Exhibit T-2 and incorporated herein by this reference (collectively, the “Rent Roll”); provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware. An updated Rent Roll shall be delivered to Buyer at Closing.

(f) Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit S attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority of any violation of any Law applicable to the Property.

(g) As of the date of this Agreement and at Closing, the Rent Roll is and shall be true, correct and complete in all material respects; provided, however, that for the purposes hereof, the Rent Roll shall only be deemed to be materially inaccurate or incorrect if it is inaccurate or incorrect by more than 5% of the gross monthly income for the Property as set forth therein.

(h) The documents heretofore or hereafter delivered or otherwise made available to Buyer prior to Closing (i) include all documents used by Seller in the day-to-day operations and management of the Property, other than Confidential Materials, and (ii) are the same documents, other than Confidential Materials, used in connection with (A) the performance by Seller of its fiduciary obligations to its clients and investors, and (B) the preparation of financial statements and reports submitted to the clients and investors of Seller.

9.2.3 Patriot Act Compliance. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

9.2.4 Delivery of Documents. Seller has requested that Seller’s Property Manager give or otherwise make available to Buyer’s Representatives all books, records, and other writings in such manager’s possession related in any material way to the use, ownership or operation of the Property, other than Confidential Materials.

9.3	General Provisions.

9.3.1 No Representation as to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.3.2 Seller’s Warranties Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.3 Notice of Breach; Seller’s Right to Cure.

(a) If at or prior to the Closing, any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing and Closing Deadline (not to exceed thirty (30) days) for the purpose of such cure.

(b) If any misrepresentation or breach of any of Seller’s Warranties is first discovered by Buyer after the expiration of the Due Diligence Period but prior to Closing and Seller either does not elect to or is not able to so cure any such misrepresentation or breach after the cure period set forth above, then Buyer, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(i) If any of Seller’s Warranties are, individually or in the aggregate, untrue, inaccurate or incorrect in any material respect, then Buyer may elect either (A) to waive such misrepresentations or breaches and consummate the Transaction without any reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

(ii) If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(c) The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for purposes of this Section 9.3.3 and the rest of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $50,000.00 for the PC Property or $50,000.00 for the KV Property.

9.3.4 Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of ninety (90) days and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before ninety (90) days after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.00 for the PC Property or $50,000.00 for the KV Property.

9.3.5 Disclosure. If and to the extent that Seller’s representations and warranties become inaccurate, untrue or incorrect to the current actual knowledge of the Designated Representatives, Seller shall promptly notify Buyer in writing.

ARTICLE 10 — COVENANTS

10.1 Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1 Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause the other Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit the other Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller: (a) the terms of the Agreement, (b) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by Seller or any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representative in connection with its Due Diligence, and (c) the identity of any direct or indirect owner of any beneficial interest in Seller. Buyer’s obligation under clauses (a) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, and notwithstanding anything to the contrary set forth in Section 10.3.1 below, Buyer may disclose such information (i) on a need-to-know basis to its affiliates and its and their employees, lenders, consultants, agents, and members of professional firms serving it or potential lenders, (ii) as any governmental agency may require in order to comply with applicable laws or a court order, (iii) to the extent that such information is a matter of public record, (iv) in a private offering memorandum to be delivered to its prospective investors, the broker dealer community and their representatives (provided however that, in no event shall Buyer include in any such offering memorandum any information about the condition or legal status of the Property or the Leases unless Buyer (A) obtains Seller’s prior written approval of the specific statements to be set forth in such offering memorandum regarding same (which approval shall be granted or withheld within two (2) business days of Buyer’s request, which approval by Seller shall not be unreasonably withheld), and (B) informs prospective investors of the obligation to keep confidential the information regarding the Property and Lease in accordance with the terms of this Agreement), and (v) by delivery of third party reports (including a PCR, ESA, and appraisal) to due diligence officers at securities companies for their own use and not for further distribution (and provided however that Buyer inform such parties of the obligation to keep confidential the information regarding the Property and Lease in accordance with the terms of this Agreement). The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2 Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1, or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under the foregoing indemnity shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property; and provided further, however, for purposes of Buyer’s indemnity hereunder the definition of Liabilities shall not include “problems or conditions.” The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.1.3 Delivery of Information Regarding Compliance. No later than the earlier of (a) ten (10) Business Days after the date hereof, or (b) the end of the Due Diligence Period, Buyer agrees, upon Seller’s request, to provide documentation reasonably necessary or desirable for Seller to verify that the representations and warranties made in Section 9.1.3 are true, accurate and complete, which documentation shall include, without limitation, information regarding the ownership of Buyer and a list of any person or entity that directly or indirectly owns more than a 25% interest in Buyer, together with the Social Security number, FEIN number, or a copy of the passport, as applicable, for each such person or entity. Notwithstanding any provision in this Agreement to the contrary, Seller may disclose such information, with notice to Buyer, if practicable (and if not, then promptly after such disclosure), to any government agency or regulators in connection with any regulatory examination or if Seller reasonably believes that such disclosure is required by Law or its regulatory compliance policies.

10.2	Seller’s Covenants. Seller hereby covenants as follows:

	10.2.1	Contracts.

(a) Without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, between the date hereof and the Closing Date Seller shall not extend, renew, replace or otherwise modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to the terms set forth in Seller’s notice within three (3) Business Days after receipt thereof, Buyer shall be deemed to have approved the terms of the proposed transaction. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such transaction that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing.

(b) On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2 Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except for breaches of this Section 10.2.2, Buyer shall accept the Property subject to, and Seller shall have no obligation to cure or remedy (a) any violations of Laws, or (b) any physical conditions that would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property, and shall provide Buyer a copy of such notice.

10.3	Mutual Covenants.

10.3.1 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement. Nothing in this Section 10.3.1 shall be deemed to prohibit any disclosures otherwise permitted by Buyer under Section 10.1.1 above, or to prohibit any of Buyer’s activities undertaken pursuant to Section 15.19 below (including without limitation the promotion of a Registered Company (as defined below) or the making of required disclosures or filings to or with the Securities and Exchange Commission).

10.3.2 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive brokers with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. Notwithstanding anything to the contrary contained herein, for purposes of the indemnities set forth in this Section, the definition of Liabilities shall not include “problems or conditions.”

10.3.3 Tax Protests, Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

(a) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Tax Year (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 6.3;

(b) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Tax Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Tax Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

10.3.4 Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 — DEFAULT

11.1 Buyer Default. If, at or before Closing, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) Business Days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages as its sole remedy hereunder, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement; or (b) waive the condition and proceed to close the Transaction.

11.2 Seller Default. If, at or before Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) Business Days after written notice from Buyer to Seller (except that if the default is as to Seller’s failure to remove a Required Removal Exception as of Closing, the period “five (5) Business Days” shall be “one (1) Business Day”), which written notice shall detail such default, untruth or failure, as applicable, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which any Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 — CONDEMNATION/CASUALTY

12.1 Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining notice or knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the receipt of Seller’s notice, and the Closing Deadline shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a) if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b) to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) Business Day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

Buyer and Seller hereby agree that the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred in connection with obtaining payment of any awards or proceeds resulting from a condemnation or eminent domain proceeding or incurred in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property shall be paid Seller prior to the Closing Date (without the right to seek reimbursement from Buyer) and be paid by Buyer after the Closing Date (without the right to seek reimbursement from Seller).

12.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

12.4 Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13 — ESCROW

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

13.1 Deposit. Upon receipt of a completed W-9 form from Buyer, Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

13.2 Delivery. If the Closing occurs, Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

13.3 Failure of Closing. If for any reason the Closing does not occur, Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 13.3. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of the Escrow Deposits, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such period, Escrow Agent shall either (a) continue to hold such amount or items until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court, or (b) file a suit in interpleader in a court of competent jurisdiction, tender such items into court, and obtain an order requiring the parties to litigate their several claims among themselves, upon which event Escrow Agent shall ipso facto be released and discharged from all obligations and duties under this Agreement.

13.4 Stakeholder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of Law respecting Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.

13.5 Taxes. Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to Escrow Agent that its taxpayer identification number is 33-0802019 and Buyer shall provide a Form W-9 to Escrow Agent.

13.6 Execution By Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

13.7 Survival. The provisions of this Article 13 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 14 — LEASE EXPENSES

14.1 Apartment Leasing. Between the date hereof and the Closing Date, Seller shall not change its current leasing or management practices without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed. Seller shall provide Buyer with information outlining any such proposed changes to such leasing or management practices, and Buyer shall have three (3) Business Days to provide written approval or disapproval of such proposed changes; provided, however, that failure of Buyer to respond within such three (3) Business Day period shall be deemed to constitute approval of such proposed changes. Between the date hereof and the Closing Date, Seller shall cause vacant apartment units at the Property to be “made ready” available for reletting and occupancy based on standards and methods used by Seller prior to execution of this Agreement.

14.2 Lease Enforcement. Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

ARTICLE 15 — MISCELLANEOUS

15.1 Buyer’s Assignment.

(a) Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Buyer shall constitute an assignment of this Agreement; provided, however, that the foregoing shall not be construed to prohibit the transfer of stock in a publicly traded company.

(b) Notwithstanding anything in this Section 15.1(a) to the contrary, Buyer shall have the right to assign all of its right, title and interest under this Agreement, without the prior written consent of Seller, to a Registered Company (as defined in Section 15.20) or another entity managed or controlled by Buyer or an entity controlling, controlled by or under common control with Buyer, which assignments may occur separately as to each of the PC Property and the KV Property, so that one assignee of Buyer shall receive an assignment of the right, title and interest under this Agreement as to the purchase of the PC Property and another assignee of Buyer shall receive an assignment of the right, title and interest under this Agreement as to the purchase of the KV Property.

(c) In the event Buyer intends to assign its rights hereunder:

(i)	Buyer shall send Seller written notice of its intended assignment at least five (5) Business Days prior to the Closing Date, which notice shall include the legal name and structure of the proposed assignee and evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s assignee, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer’s assignee to execute and deliver any and all documents required of Buyer under the terms of this Agreement;

(ii)	Buyer shall provide Seller any other information that Seller may reasonably request with respect to the proposed assignee; and

(iii)	Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement pursuant to which Buyer’s obligations hereunder are expressly assumed by such assignee.

(d) Notwithstanding any provision in this Agreement to the contrary:

(i)	Any permitted assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, including, but not limited to, those set forth in Article 5, Article 9 and Article 10 hereof, all of which will be binding upon any assignee of Buyer.

(ii)	No transfer by Buyer of any interest in this Agreement and no transfers of direct or indirect interests in Buyer shall be permitted if the same would cause the representations and warranties made in Subsection 9.1.3 to be untrue, inaccurate or incomplete and Buyer covenants to cooperate with Seller’s requests to provide documentation reasonably necessary or desirable for Seller to verify that such representations and warranties are true, accurate and complete at all times prior to Closing.

15.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by Law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 36-4367775 for APCI and 36-4367778 for APCII.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State in which the Property is located.

15.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.

15.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile or by e-mail (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express) or three (3) Business Days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

Grubb and Ellis Realty Investors, LLC
1606 Santa Rosa Road, Suite 109
Richmond, VA 23229
Attention: Seth Harris, Jorge Figueiredo and Gus R. Remppies
Telephone No.: 804.285.1082
Telecopy No.: 804.285.1376
Email Address: seth.harris@grubb-ellis.com,
If to Buyer:	jorge.figueiredo@grubb-ellis.com and gremppies@rocra.com

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, VA 23219-4030
Attention: Scott L. Weber
Telephone No.: 804.775.4303
Telecopy No.: 804.698.2229
with a copy to:	Email Address: sweber@mcguirewoods.com

AMLI at Peachtree City-Phase I, LLC and AMLI at Peachtree
City-Phase II, LLC
c/o Prudential Real Estate Investors
Two Ravinia Drive, Suite 400
Atlanta, Georgia 30346
Attention: James L. Street
Telephone No.: 770.395.8614
Telecopy No.: 770.399.5363
If to Seller:	Email Address: james.street@prudential.com

AMLI at Peachtree City-Phase I, LLC and AMLI at Peachtree
City-Phase II, LLC
c/o AMLI Residential Properties, L.P.
200 West Monroe Street, Suite 2200
Chicago, IL 60606
Attn: Fred Shapiro
Telephone: 312.283.4804 (C: 312.953.0821)
Telecopy: 312.283.4720
And To:	Email: fshapiro@amli.com

The Prudential Insurance Company of America
c/o PREI Law Department
Arbor Circle South
8 Campus Drive
Parsippany, New Jersey 07054
Attention: Law Department (James N. Marinello)
Telephone No.: 973.683.1718
Telecopy No.: 973.683.1788
with a copy to:	Email Address: james.marinello@prudential.com

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Christina Braisted Rogers
Telephone No.: 404.881.7654
Telecopy No.: 404.253.8795
with a copy to:	Email Address: christina.rogers@alston.com

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Attn: Timothy M. Sullivan
Telephone: 404.572.4608
Telecopy: 404.572.5131
with a copy to:	Email: tsullivan@kslaw.com

15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof. For purposes of the indemnity set forth in this Section, the definition of Liabilities shall not include “problems or conditions.”

15.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or modification hereof or any of the Closing Documents.

15.14 ERISA. Buyer represents and warrants to Seller (as used in this Section, Seller shall be deemed to mean “Seller and Prudential”) that:

(a) Buyer is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Buyer is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Buyer to acquire the Property are not subject to State statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(c) Neither Buyer nor any of its affiliates (within the meaning of Part V(c) of PTE 84-14) has, or during the immediately preceding year has exercised, the authority to appoint or terminate Prudential as investment manager of any assets of the employee benefit plans whose assets are held by Prudential or to negotiate the terms of any management agreement with Seller on behalf of any such plan.

(d) The Transaction is not specifically excluded by Part I(b) of PTE 84-14.

(e) Buyer is not a related party of Seller (as defined in Part V(h) of PTE 84-14).

(f) The terms of the Transaction have been negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.

Buyer hereby agrees to execute such documents or provide such information as Seller or Prudential may require in connection with the Transaction or to otherwise permit Seller or Prudential to determine whether: (i) the Transaction would constitute a prohibited transaction under ERISA or any applicable similar prohibition under State Law, (ii) the Transaction is otherwise in full compliance with ERISA and such applicable similar State Laws, and (iii) Seller or Prudential would be in violation of ERISA or any applicable similar State Laws by complying with this Agreement or by closing the Transaction. Seller shall not be obligated to consummate the Transaction unless and until Seller and Prudential are reasonably satisfied that the Transaction complies in all respects with ERISA and any applicable similar State Laws, provided however, Seller agrees that (1) provided Buyer provides Seller with all reasonably requested information regarding ERISA compliance, Seller shall make such determination, at Seller’s sole cost and expense, and notify Buyer thereof in writing if such determination is negative, not later than ten (10) days following the execution of this Agreement (and if the determination is negative, that ERISA compliance is lacking, either Seller or Buyer shall have the right to terminate this Agreement, whereupon the Deposit shall be returned to Buyer and neither party shall have any further obligations hereunder, except with respect to obligations that by their express terms survive the termination hereof), and (2) if the representations of Buyer above are true, correct and complete now and as of Closing, then Seller agrees that: (A) the Transaction will not constitute a prohibited transaction under ERISA or any applicable similar prohibition under State Law, (B) the Transaction is in full compliance with ERISA and such applicable similar State Laws, and (C) Seller and Prudential will not be in violation of ERISA or any applicable similar State Laws by complying with this Agreement or by closing the Transaction. The obligations of Buyer under this Section shall survive the Closing and shall not be merged therein. Notwithstanding any provision in this Agreement to the contrary, the representations, warranties, covenants and agreements set forth in this Section 15.14 are intended to inure to the benefit of both Seller and Prudential and Prudential shall be entitled to rely hereon and enforce the provisions hereof.

15.15 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed $400,000.00 for the PC Property or $400,000.00 for the KV Property. The provisions of this Section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.16 Time of The Essence. Time is of the essence with respect to this Agreement.

15.17 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or email shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement.

15.19 SEC Filings. Buyer may assign all of its rights, title and interest in and to this Agreement in accordance with Section 15.1. The assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer. The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following prior to and/or up to six (6) months following Closing, so long as Buyer or the assignee reimburse Seller for its costs in providing such items to Buyer or the assignee:

(a)	Access to bank statements for the Audited Year;

(b)	Rent Roll as of the end of the Audited Year;

(c)	Income and expense statements, year-end financial and monthly operating statements for the Audited Year;

(d)	Access to the general ledger for the Audited Year;

(e)	Cash receipts schedule for each month in the Audited Year;

(f)	Access to invoice for expenses and capital improvements in the Audited Year;

(g)	Copies of all insurance certificates (but not policies) for the Audited Year; and

(h)	Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year.

Buyer and it’s assignee hereby acknowledge and agree that Seller has agreed to provide the information set forth in this Section solely as an accommodation to Buyer and Seller (i) except for a breach of Seller’s Warranties, shall have no liability to Buyer or Buyer’s assignee for any matter arising out of or relating to this Section, (ii) shall have no liability to any third party whatsoever for any matter arising out of or relating to this Section and (iii) except as otherwise set forth in Seller’s Warranties, makes no representations and warranties whatsoever with respect to the accuracy or completeness of the information Seller provides pursuant to this Section. Buyer and Buyer’s assignee hereby jointly and severally agree to indemnify, defend and hold each of the Seller Parties free and harmless from and against any Liabilities (including reasonable attorney’s fees, disbursements and expenses) arising out of or resulting from the use by Buyer’s assignee of the information provided to it by Seller or the reliance on such information by any third party or governmental entity; provided, however, that for purposes of such indemnity the definition of Liabilities shall not include “problems or conditions”. The provisions of this Section 15.19 shall survive the Closing.

[CONTINUED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of on the day and year first above written.

SELLER:
AMLI AT PEACHTREE CITY-PHASE I, LLC, a Georgia limited liability company
By: AMLI AT PEACHTREE CITY, LLC, a Delaware limited liability company, as the sole member thereof
By: The Prudential Insurance Company of America, a New Jersey corporation, as a duly authorized Member thereof
By: /s/ Thomas G. Smith
Name: Thomas G. Smith
Title: Vice President
[Signatures Continued on following Page]

[Signatures Continued from preceding Page]
By: AMLI Residential Properties, L.P., a Delaware limited partnership, as a duly authorized Member thereof
By: AMLI Residential Partners, LLC, a Delaware limited liability company, as the sole general partner thereof
By: /s/ Fred Shapiro
Name: Fred Shapiro
Title: Senior Vice President
[Signatures Continued on following Page]

[Signatures Continued from preceding Page]
AMLI AT PEACHTREE CITY-PHASE II, LLC, a Georgia limited liability company
By: AMLI AT PEACHTREE CITY, LLC, a Delaware limited liability company, as the sole member thereof
By: The Prudential Insurance Company of America, a New Jersey corporation, as a duly authorized Member thereof
By: /s/ James L. Street
Name: James L. Street
Title: Vice President
[Signatures Continued on following Page]

[Signatures Continued from preceding Page]
By: AMLI Residential Properties, L.P., a Delaware limited partnership, as a duly authorized Member thereof
By: AMLI Residential Partners, LLC, a Delaware limited liability company, as the sole general partner thereof
By: /s/ Fred Shapiro
Name: Fred Shapiro
Title: Senior Vice President

BUYER:
GRUBB AND ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company
By: /s/ Francene LaPoint
Name:Francene LaPoint
Title:Chief Financial Officer

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 13 and Section 15.2. Escrow Agent shall promptly notify Seller of the receipt of any Escrow Deposits hereunder.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of June 23, 2008.

ESCROW AGENT:
FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ Paula Podvin Name: Paula Podvin Title:Senior National Escrow Officer